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                       October 4, 2022

       Mariela Matute
       Chief Financial Officer
       Tupperware Brands Corp.
       14901 South Orange Blossom Trail
       Orlando, Florida 32837

                                                        Re: Tupperware Brands
Corp.
                                                            Form 10-K for the
fiscal year ended December 25, 2021
                                                            Form 10-Q for the
period ended June 25, 2022
                                                            File No. 1-11657

       Dear Mariela Matute:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Manufacturing